Exhibit 10.1

2010 Executive Officer Bonus Plan

Objective:

-	Align the interests of employees and shareholders in the future growth and success of ArthroCare Corporation (the “Company”) by rewarding employee performance.

Bonus Pool:

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The officer bonus pool is equal to the sum of the target bonuses of all officers in the pool and are covered in this document during the period of January 1, 2010 through December 31, 2010 (the “Bonus Period”).  Target bonuses are defined as a percentage of the year’s salary and are specified in the paragraph under the “Bonus Potential” category below.  The size of the bonus pool may be adjusted for promotional salary increases of officers in the pool, or the addition of officers in the pool, and then on a prorated basis. By way of example, the Total Bonus Potential for an Eligible Participant who is a Vice President and who is in the 45% bonus potential category with a base salary of $200,000 shall be $90,000.  The Total Bonus Potential of an Eligible Participant, other than the Chief Executive Officer, may be increased or decreased at the sole discretion of the Compensation Committee upon the recommendation of the Chief Executive Officer of the Company.  The Total Bonus Potential of the Chief Executive Officer may be increased or decreased at the sole discretion of the Company’s Board of Directors.

Eligible Participants:

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All executive officers of the Company from the period of January 1, 2010 through the payment date of a bonus (the “Bonus Payment Date”) who began employment with the Company on or before December 31, 2010, other than those employees who are ineligible due to performance issues, as determined by the Compensation Committee of the Company’s Board of Directors. Executive officers must be employed by the Company on the bonus payment date to be eligible for any payment.  Executive officers whose employment with the Company begins after January 1, 2010 and who remain employed by the Company through the Bonus Payment Date or executive officers who go on a Company-approved leave of absence during 2010 will have their bonus prorated for time worked during the Bonus Period.

Bonus Potential:

-	45% of base salary for fiscal year end December 31, 2010 for Vice Presidents who are executive officers of the company and whose titles are not listed below in the 50% target bonus potential category

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50% of base salary for fiscal year end December 31, 2010 for Senior Vice President, Strategic Business Units, Senior Vice President and Chief Financial Officer, and Senior Vice President and President, International

-	80% of base salary for fiscal year end December 31, 2010 for the Chief Executive Officer

Bonus Factors:

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The payment to be earned by each Eligible Participant will be a factor of both the Company’s achievement of the below goals and the achievement by such Eligible Participant of personal performance objectives determined by the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Board of Directors.

In the event the Company achieves at least the “Minimum Achievement Level” (see below), a bonus will be earned by each Eligible Participant.  The Total Revenue Goal, Adjusted Operating Margin and Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and non-cash equity Compensation (EBITDAC) Goals shall be as set forth in the Company’s operating budget for the full year of 2010 as approved by the Board of Directors.

-	The Total Revenue, Adjusted Operating Margin and Adjusted EBITDAC Goals shall be ascribed a percentage weight totaling 100% in the aggregate, as follows:

Total Revenue – 50% weight – $356 Million

Adjusted Operating Margin – 25% weight – 11%

Adjusted EBITDAC – 25% weight – $65 Million

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The Minimum Achievement Level is determined by adding the weighted average of the full year Total Revenue Goal (i.e., Total Revenue Achieved (as defined below) multiplied by 50%), plus the weighted average of the Adjusted Operating Margin and Adjusted EBITDAC Goals (same formula).  If the sum of these percentages is equal to or greater than 85%, then a bonus is payable.

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If the Bonus Achievement Level is between 85% and 100%, then Eligible Participants are eligible for a prorated bonus equal to a 1 to 3 ratio of the bonus achieved.  For example, if the Bonus Achievement Level is 85%, then Eligible Participants are eligible for 55% of their Total Target Bonus Potential.

Bonus Multiplier:

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If the Bonus Achievement Level is in excess of 100%, then Eligible Participants are eligible for 100% of their Total Bonus Potential, plus a percentage of their Total Bonus Potential equal to three times the portion in excess of 100%.  For example, if the Bonus Achievement Level is 110%, then Eligible Participants are eligible for 100% of their Total Target Bonus Potential, plus 30% of the Total Target Bonus Potential.  The Bonus Achievement Level maximum is 115% and the maximum Total Bonus Potential is 145%.

Defined Terms:

Total Revenue shall mean the amount of ArthroCare total revenue from the period of January 1, 2010 through December 31, 2010.

Adjusted Operating Margin shall mean the GAAP operating income, excluding “Investigation and Restatement” costs, for the calendar year 2010 divided by GAAP consolidated revenues.

Adjusted EBITDAC shall mean Earnings before Interest, Tax, Depreciation, Amortization and non-cash equity Compensation excluding “Investigation and Restatement” costs and adjusted for changes in Working Capital for the calendar year ended 2010. Working Capital is defined as the sum of accounts receivable, inventory and other non-cash current assets less accounts payable, accrued liabilities and other current liabilities.  For clarity, an increase in net Working Capital will be a reduction in Adjusted EBITDAC and a decrease in net Working Capital will be an increase in Adjusted EBITDAC.

Total Revenue Achieved shall mean the percentage determined by dividing the full year total revenue by the Total Revenue Goal.

Adjusted Operating Margin Achieved shall mean the percentage determined by dividing the full year Adjusted Operating Margin by the Adjusted Operating Margin Goal.

Adjusted EBITDAC Goal Achieved shall mean the percentage determined by dividing the adjusted EBITDAC by the adjusted EBITDAC Goal.

Bonus Achievement Level shall mean the actual level of bonus achieved.

Any bonuses payable under this 2010 Bonus Plan are subject to the approval of the Company’s Board of Directors and will not be paid before the Company has filed with the SEC its Annual Report on Form 10-K for 2010.  The Board of Directors may make such changes in plan participants, the bonus pool or any other aspect of this plan as it deems appropriate at any time and without prior notice.